As filed with the Securities and Exchange Commission on October 2, 2008

Registration No. 333-

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDCAROLINA FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	55-6144577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3101 South Church Street Burlington, North Carolina	27215
(Address of principal executive offices)	(zip code)

(336) 538-1600

Registrant’s telephone number, including area code

2008 Director Stock Option Plan

(Full title of the Plan)

Charles T. Canaday, Jr. President and Chief Executive Officer MidCarolina Financial Corporation 3101 South Church Street Burlington, North Carolina 27215 (336) 538-1600	Copy to: William R. Lathan, Jr., Esq. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 (252) 672-5458
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	250,000 shares	$8.995	$2,248,750	$89.00

(1)	Represents shares of common stock that may be issued under the 2008 Director Stock Option Plan. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock issued or issuable under the terms of the Plan and awards granted thereunder as a result of stock splits, stock dividends and similar transactions.
(2)	Calculated solely for purposes of this Registration Statement under Rule 457(h) on the basis of the average of the high and low sales prices of the common stock reported on the OTC Bulletin Board on September 29, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I is omitted from the Registration Statement in accordance with instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(i)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

(ii)	Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, and June 30, 2008;

(iii)	Registrant’s Current Reports on Form 8-K dated January 18, 2008, March 21, 2008, April 18, 2008, May 27, 2008, May 27, 2008, and July 18, 2008; and

(iv)	the description of Registrant’s common stock contained in Registrant’s Registration Statement on Form 8-A, filed with the Commission on June 5, 2002, and any amendment or report filed for the purpose of updating such description.

All documents Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the dates of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Charter Provision Eliminating Director Liability for Breach of Duty

Registrant’s Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the “NCBCA”), no person who is serving or has served as a director shall be personally liable to Registrant or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

Indemnification Under Registrant’s Bylaws

Registrant’s Bylaws provide that, in addition to any indemnification required or permitted by law, and except as otherwise provided in the Bylaws, any person who at any time serves or has served as a director, officer, employee or agent of Registrant, and any such person who serves or has served at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by Registrant to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. “Liability and litigation expense” includes costs and expenses of litigation (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

Promptly after the final disposition or termination of any matter which involves the liability of or litigation expense incurred by a person as described above, or at such earlier time as it sees fit, Registrant shall determine whether that person is entitled to indemnification under the Bylaws. That determination shall be limited to the following issues: (i) whether the person to be indemnified is a person described in the Bylaws, (ii) whether the liability or litigation expense incurred arose out of the status or activities of the person as described in the Bylaws, (iii) whether liability was actually incurred and/or litigation expense was actually and reasonably incurred, and (iv) whether the indemnification requested is permitted by applicable law. Such a determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with “threatened” actions, suits or proceedings, who were not “threatened parties”). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, the determination shall be made by independent legal counsel in written opinion.

Litigation expense incurred by a person in connection with a matter described in the Bylaws may be paid by Registrant in advance of the final disposition or termination of that matter, if Registrant receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless the person is ultimately determined to be entitled to be indemnified by Registrant as provided in the Bylaws. Requests for payments in advance of final disposition or termination shall be submitted in writing unless this requirement is waived by Registrant.

Notwithstanding the foregoing, no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. That determination may be made only by a majority vote of disinterested directors or by independent legal counsel as provided below. If there are not at least two disinterested directors, the notice of all requests for advance payment shall be delivered for review to independent legal counsel for Registrant. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it appears that the person requesting payment will not be entitled to indemnification.

Registrant is not obligated to indemnify any person for any amounts paid in settlement unless Registrant consents in writing to the settlement, but it may not unreasonably withhold its consent to proposed settlements. Registrant’s consent to a proposed settlement will not constitute an agreement by Registrant that any person is entitled to indemnification under the Bylaws. Registrant may waive the requirement for its written consent as fairness and equity may require.

A person described in the Bylaws may apply to Registrant in writing for indemnification or advance expenses. Any such applications shall be addressed to Registrant’s Secretary or, in the absence of the Secretary, to any of Registrant’s officers. Registrant must respond in writing to an application requesting indemnity under the Bylaws within ninety days after receipt of the application, and to an application for advance expenses under the Bylaws within fifteen days after receipt of the application.

If any action is necessary or appropriate to authorize Registrant to pay the indemnification required by the Bylaws, Registrant’s Board of Directors must take such action, including (i) making a good faith evaluation of the indemnification request, (ii) giving notice to, and obtaining approval by, Registrant’s shareholders, and (iii) taking any other action.

The right to indemnification or advance expenses provided for in the Bylaws will be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided above. In any such action, if the claimant establishes the right to indemnification, he or she also shall have the right to be indemnified against the litigation expense (including, without limitation, reasonable attorneys’ fees) of such action.

Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or who is or was serving at Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Registrant has the power to indemnify him against such liability. Registrant currently maintains a directors’ and officers’ liability insurance policy covering its directors and executive officers.

The right to indemnification provided in the Bylaws is not exclusive of any other rights to which any person seeking indemnity may be entitled apart from the provisions of the Bylaws, except that there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors’ and officers’ liability insurance policy maintained by Registrant. Such right inures to the benefit of the heirs and legal representatives of any person entitled to such right. Any person who at any time after the adoption of Registrant’s indemnification Bylaw serves or has served in any status or capacity described in the Bylaws will be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided in the Bylaws. Any repeal or modification of Registrant’s indemnification Bylaw will not affect any rights or obligations then existing.

Indemnification Under North Carolina Statutes

The NCBCA generally provides for the indemnification of officers and directors of corporations in the manner described below. The following discussion is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed, specific provisions regarding the circumstances under which, and the persons for whose benefit, indemnification shall or may be made.

Permissible Indemnification. The NCBCA permits corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporation’s request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporation’s best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their boards of directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Form of common stock certificate (incorporated by reference from Exhibits to Registrant’s Form 10-QSB for the quarter ended September 30, 2002)

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and,

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on September 23, 2008.

MIDCAROLINA FINANCIAL CORPORATION

By:	/s/ Charles T. Canaday, Jr.
Charles T. Canaday, Jr.
President and Chief Executive Officer

WITNESSETH, that each of the undersigned directors or officers of MIDCAROLINA FINANCIAL CORPORATION (“FinCorp”), a North Carolina corporation, by his or her signature below, hereby constitutes and appoints each of CHARLES T. CANADAY, JR. and CHRISTOPHER B. REDCAY, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, to execute and sign a Registration Statement on Form S-8 or other appropriate form to be filed by FinCorp with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, with respect to the offer and sale of shares of FinCorp’s common stock to directors of FinCorp and its subsidiaries pursuant to the 2008 Director Stock Option Plan; and, further, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement, and to file all of the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of each said attorney-in-fact and agent which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles T. Canaday, Jr.	President, Chief	September 23, 2008
Charles T. Canaday, Jr.	Executive Officer and
Director (principal
executive officer)

/s/ Christopher B. Redcay	Senior Vice President and	September 23, 2008
Christopher B. Redcay	Chief Financial Officer (principal
financial and accounting officer)

/s/ Dexter R. Barbee, Sr.	Director	September 23, 2008
Dexter R. Barbee, Sr.

/s/ H. Thomas Bobo	Director	September 23, 2008
H. Thomas Bobo

/s/ James R. Copland, III	Chairman and Director	September 23, 2008
James R. Copland, III

/s/ Thomas E. Chandler	Director	September 23, 2008
Thomas E. Chandler

/s/ J. Anthony Holt	Director	September 23, 2008
J. Anthony Holt

/s/ F. D. Hornady, III	Vice Chairman and Director	September 23, 2008
F. D. Hornady, III

/s/ Teena M. Koury	Director	September 23, 2008
Teena M. Koury

/s/ John H. Love	Director	September 23, 2008
John H. Love

/s/ James B. Powell	Director	September 23, 2008
James B. Powell

/s/ John K. Roberts	Director	September 23, 2008
John K. Roberts

/s/ James H. Smith, Jr.	Director	September 23, 2008
James H. Smith, Jr.

/s/ Robert A. Ward	Director	September 23, 2008
Robert A. Ward

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of common stock certificate (incorporated by reference from Exhibits to Registrant’s Form 10-QSB for the quarter ended September 30, 2002)

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)